Exhibit 10.3

SECOND AMENDED AND RESTATED
TAX SHARING AGREEMENT

dated as of October 31, 2014

by and among

COMPUWARE CORPORATION
AND ITS AFFILIATES

and

COVISINT CORPORATION
AND ITS AFFILIATES

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TABLE OF CONTENTS
ARTICLE I. Definitions2
Section 1.01Definitions.                                2
Section 1.02Internal References.                            12
ARTICLE II. Preparation and Filing of Tax Returns13
Section 2.01Compuware’s Responsibility.                        13
Section 2.02Covisint’s Responsibility.                            13
Section 2.03Manner of Tax Return Preparation.                        13
ARTICLE III. Liability for Taxes15
Section 3.01Covisint’s Liability for Taxes.                        15
Section 3.02Compuware’s Liability for Taxes.                        15
Section 3.03Taxes, Refunds and Credits.                        16
Section 3.04Payment of Tax Liability.                            16
Section 3.05Computation.                                16
ARTICLE IV. Deconsolidation Events16
Section 4.01Tax Allocations.                                16
Section 4.02Carrybacks.                                17
Section 4.03Continuing Covenants                            18
ARTICLE V. Distribution Taxes and Excess Loss Account18
Section 5.01Liability for Distribution Taxes.                        18
Section 5.02Continuing Covenants.                            20
Section 5.03Excess Loss Account.                            23
Section 5.04Tax Reporting of Distribution Taxes.                    23
Section 5.05Payment of Distribution Taxes.                        26
ARTICLE VI. Indemnification27
Section 6.01In General.                                27
Section 6.02Inaccurate, Incomplete or Untimely Information.                27
Section 6.03No Indemnification for Tax Items.                        27
ARTICLE VII. Payments28
Section 7.01Estimated Tax Payments.                            28
Section 7.02True-Up Payments.                            28
Section 7.03Redetermination Amounts.                            28
Section 7.04Payments of Refunds, Credits and Reimbursements.                29
Section 7.05Payments Under This Agreement.                        29
ARTICLE VIII. Tax Proceedings30
Section 8.01In General.                                30
Section 8.02Participation of Non-Controlling Party.                    30
Section 8.03Notice.                                    31
Section 8.04Control of Distribution Tax Proceedings.                    31
ARTICLE IX. Stock Options, Stock Appreciation Rights, Etc.                        31
Section 9.01In General.                                32
Section 9.02[Intentionally Omitted.]                            32
Section 9.03Notices, Withholding, Reporting.                        32
Section 9.04Adjustments.                                32
ARTICLE X. Miscellaneous Provisions33
Section 10.01Effectiveness.                                33
Section 10.02Disclaimer of Damages                            33
Section 10.03Cooperation and Exchange of Information.                    33
Section 10.04Dispute Resolution.                            34
Section 10.05Notices.                                    34
Section 10.06Changes in Law.                                35

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Section 10.07Confidentiality and Privileged Matters.                    35
Section 10.08Successors.                                35
Section 10.09Affiliates.                                35
Section 10.10[Intentionally Omitted.]                            36
Section 10.11Entire Agreement.                            36
Section 10.12Governing Law and Jurisdiction.                        36
Section 10.13Counterparts.                                36
Section 10.14Binding Effect; Assignment                        36
Section 10.15Severability.                                37
Section 10.16No Third Party Beneficiaries.                        37
Section 10.17Failure or Indulgence not Waiver; Remedies Cumulative            37
Section 10.18Authority                                37
Section 10.19Setoff.                                    37
Section 10.20Other Remedies.                                37
Section 10.21Amendment.                                38
Section 10.22Construction                                38
Section 10.23Interpretation.                                38
Section 10.24Incorporation by Reference                        38

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SECOND AMENDED AND RESTATED
TAX SHARING AGREEMENT

This Second Amended and Restated Tax Sharing Agreement, dated as of October __, 2014, is effective as of the date hereof, by and among Compuware Corporation, a Michigan corporation (“Compuware”), each Compuware Affiliate (as defined below), Covisint Corporation, a Michigan corporation and currently a direct subsidiary of Compuware (“Covisint”), and each Covisint Affiliate (as defined below) (the “Effective Date”). Compuware, each Compuware Affiliate, Covisint, and each Covisint Affiliate are sometimes referred to herein separately as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, in October 2013, Covisint sold 7.36 million shares of Covisint common stock in Covisint’s initial public offering (the “IPO”, and the date on which the IPO occurred, the “IPO Date”) pursuant to a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended;
WHEREAS, Compuware and Covisint entered into that certain Amended and Restated Master Separation Agreement, dated as of May 13, 2013 (the “Amended and Restated MSA”) to help delineate and define the relationship between the Parties after such date, and addressing certain matters relating to the IPO, which Amended and Restated MSA was amended by the First Amendment to the Amended and Restated MSA, dated as of July 22, 2013 (the “First Amendment to the MSA”), and further amended by the Second Amendment to the Amended and Restated MSA, dated as of September 20, 2013 (the “Second Amendment to the MSA”), and then amended and restated as of the date hereof (as so amended and restated, the “Master Separation Agreement”);
WHEREAS, as of the date hereof, Compuware holds 31,384,920 shares of Covisint common stock, representing approximately 82.1% of the combined voting power of Covisint and approximately 82.1% of the value of Covisint;
WHEREAS, as of the date hereof, Compuware and its domestic subsidiaries are and have been members of an Affiliated Group (as defined below), of which Compuware is the common parent;
WHEREAS, Compuware intends to distribute all of its shares of Covisint common stock to Compuware shareholders and to holders of restricted stock units related to Compuware common stock (the “Distribution”) after the close of business on October 31, 2014 (the “Distribution Date”);
WHEREAS, on the Distribution Date but immediately before the Distribution, Compuware will own not less than 80.01% of the total issued and outstanding shares of Covisint common stock;
WHEREAS, Compuware has requested from the IRS (as defined below), and the IRS has issued to Compuware, a Ruling (as defined below) dated March 10, 2014, and a Supplemental Ruling (as defined below) dated October 10, 2014, with respect to the Distribution;
WHEREAS, Compuware and Covisint entered into a Termination of Intercompany Agreements, effective as of October 31, 2014 (“Termination Agreement”), terminating certain of the Intercompany Agreements;

WHEREAS, pursuant to the Master Separation Agreement, Compuware and Covisint are parties to that certain Tax Sharing Agreement dated as of January 1, 2013, as amended and restated as of May 13, 2013, setting forth their agreement with respect to certain tax matters (the “Amended Tax Sharing Agreement”); and
WHEREAS, in contemplation of the Distribution the Parties desire to amend and restate the Amended Tax Sharing Agreement to reflect the terms and provisions set forth below.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, for themselves and their respective successors and assigns hereby covenant and agree to amend and restate the Amended Tax Sharing Agreement in its entirety to reflect the following terms and provisions:
ARTICLE I.
DEFINITIONS
Section 1.01    Definitions. As used in this Agreement, the following terms have the following meanings, applicable both to the singular and the plural forms of the terms described. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Master Separation Agreement.
“Acquisition Agreement” has the meaning set forth in Section 6.5(c) of the Thoma Bravo Agreement.
“ADADP” has the meaning set forth in Section 5.04(d)(i).
“ADSP” has the meaning set forth in Section 5.04(d)(i).
“Affiliate” means any corporation or other entity directly or indirectly “controlled” by another corporation or entity where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.
“Affiliated Group” means an affiliated group of corporations within the meaning of section 1504(a) of the Code that files a consolidated return for United States federal Income Tax purposes.
“After-Tax Amount” means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest applicable statutory corporate Income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).
“Agreement” means this Second Amended and Restated Tax Sharing Agreement, together with the Schedules hereto, as the same may be amended and supplemented from time to time in accordance with the provisions hereof.
“Alternative Acquisition” means (i) a merger, consolidation, business combination, recapitalization, reorganization or similar transaction or series of related transactions involving Compuware pursuant to which the stockholders of Compuware immediately preceding such transaction or series of transactions hold, immediately following such transaction or series of transactions, less than fifty percent (50%) of the aggregate equity interests (by vote or value) in the surviving or resulting entity of such transaction or series of transactions or any direct or indirect parent thereto or (ii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by Compuware), directly or indirectly, in a transaction or series of transactions, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power or value of the shares of Compuware stock outstanding immediately prior to such transaction or series of transactions; in each case, other than pursuant to the Thoma Bravo Agreement.
“Amended and Restated MSA” has the meaning set forth in the Recitals to this Agreement.
“Amended Tax Sharing Agreement” has the meaning set forth in the Recitals to this Agreement.
“Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.
“Carryback Period” has the meaning set forth in Section 4.02.
“Change in Law” means the issuance, modification or revocation of any provision of the Code or Treasury Regulations, the issuance of a revenue ruling or other published IRS guidance of general application or the receipt of a private letter ruling from the IRS by Compuware.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor United States federal income tax law.
“Combined Return” means any Tax Return, other than with respect to United States federal Income Taxes, filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein Covisint or one or more Covisint Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Compuware or one or more Compuware Affiliates. For purposes of clarity, a Combined Return includes such a Tax Return for any tax period or portion thereof that includes the date of the incorporation or organization of Covisint or a Covisint Affiliate or that begins after such date and ends on or before January 1, 2013.
“Commission” has the meaning set forth in the Recitals to this Agreement.
“Compuware” has the meaning set forth in the preamble to this Agreement.
“Compuware Affiliate” means any corporation or other entity directly or indirectly “controlled” by Compuware where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, but at all times excluding Covisint or any Covisint Affiliate.
“Compuware Business” means any business that is then conducted by Compuware and described in its periodic filings with the Commission.
“Compuware Compensation Items” means (i) exercises of Options to purchase shares of Compuware stock or stock of a Compuware Affiliate granted by Compuware or such Compuware Affiliate, (ii) the lapse of any restrictions with respect to shares of Compuware stock or stock of a Compuware Affiliate subject to a substantial risk of forfeiture (within the meaning of section 83 of the Code) granted by Compuware or such Compuware Affiliate, (iii) the disposition of shares of Compuware stock or stock of a Compuware Affiliate acquired pursuant to an option granted by Compuware or such Compuware Affiliate under an employee stock purchase plan of Compuware or a Compuware Affiliate, (iv) the vesting or settlement of restricted stock units or performance share units with respect to shares of Compuware stock or stock of a Compuware Affiliate granted by Compuware or such Compuware Affiliate, and (v) any other event resulting in recognition of ordinary compensation income for United States federal Income Tax purposes to the grantee service provider or a compensation deduction for United States federal Income Tax purposes to the service recipient in respect of a grant of or relating to Compuware stock or stock of a Compuware Affiliate granted by Compuware or such Compuware Affiliate under any long term incentive or equity compensation plan of Compuware or a Compuware Affiliate, as any such plan may be amended from time to time. For purposes of clarity, items described in (i), (ii) (iii), (iv) or (v) above that are also Covisint Compensation Items shall be treated only as Covisint Compensation Items.
“Compuware Distribution Taxes” has the meaning set forth in Section 5.05(a) of this Agreement.
“Compuware Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Compuware is the common parent corporation, and any corporation or other entity that may be, may have been or may become a member of such group from time to time, but excluding any member of the Covisint Group.
“Consolidated Return” means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein Covisint or one or more Covisint Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Compuware or one or more Compuware Affiliates. For purposes of clarity, a Consolidated Return includes such a Tax Return for any tax period or portion thereof that includes the date of the incorporation or organization of Covisint or a Covisint Affiliate or that begins after such date and ends on or before January 1, 2013.
“Controlling Party” has the meaning set forth in Section 8.01.
“Covisint” has the meaning set forth in the preamble to this Agreement.
“Covisint Affiliate” means any corporation or other entity directly or indirectly “controlled” by Covisint at the time in question, where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.
“Covisint Business” means the business presently conducted by Covisint as of January 1, 2013, or, following the IPO Date, such business that is then conducted by Covisint and described in the Registration Statement or its periodic filings with the Commission.
“Covisint Business Records” has the meaning set forth in Section 10.03(b).
“Covisint Compensation Items” means (i) exercises of Options to purchase shares of Compuware stock or Covisint stock, if purchased pursuant to an Option granted by Compuware or Covisint to a Covisint Employee or Former Covisint Employee, (ii) the lapse of any restrictions with respect to shares of Covisint stock subject to a substantial risk of forfeiture (within the meaning of section 83 of the Code), if such shares were granted by Covisint to a Covisint Employee or Former Covisint Employee, (iii) the disposition of shares of Compuware stock or Covisint stock acquired pursuant to an option granted to a Covisint Employee or Former Covisint Employee under an employee stock purchase plan of Compuware or Covisint, (iv) the vesting or settlement of restricted stock units or performance share units with respect to Compuware stock or Covisint stock granted by Compuware or Covisint to a Covisint Employee or Former Covisint Employee, (v) the exercise of stock appreciation rights with respect to Covisint stock granted by Covisint to a Covisint Employee or Former Covisint Employee, and (vi) any other event resulting in recognition of ordinary compensation income for United States federal Income Tax purposes to a Covisint Employee or Former Covisint Employee or a compensation deduction for United States federal Income Tax purposes to the service recipient in respect of a grant of or relating to Covisint stock under any long term incentive or equity compensation plan of Covisint, as any such plan may be amended from time to time.
“Covisint Employee” means any individual who is (a) either actively employed by or then on a leave of absence or disability leave from Covisint or a Covisint Affiliate, or (b) an employee or group of employees providing direct services to the Covisint Business and designated by Compuware and Covisint as a Covisint Employee, by mutual agreement, regardless of which entity actually employs such individual or group. For the avoidance of doubt, (i) any employee of Compuware who subsequently transfers employment to Covisint after January 1, 2013 shall be treated as a Covisint Employee from the transfer forward, (ii) Covisint Employee shall not include any employee of Compuware providing services to Compuware’s Global Delivery Organization, and (iii) for purposes of Section 9.01(b) and Section 9.01(c), the CEO of Compuware for the period from June 2011 through January 1, 2013 shall be treated as a Covisint Employee with respect to Options to acquire Covisint stock granted by Covisint on December 7, 2009, and performance share units granted by Compuware on December 7, 2009.
“Covisint Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Covisint will be the common parent corporation immediately after a Deconsolidation Event and including any corporation or other entity that may become a member of such group from time to time.
“Covisint Separate Tax Assets” means the amount of Tax Assets that Covisint and each Covisint Affiliate would have incurred or generated if they had filed a consolidated return, combined return (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination), unitary return or a separate return, as the case may be, separate from the members of the Compuware Group, for the relevant Tax period, and such amount shall be computed by Compuware in the same manner, as applicable, as taxable income that is taken into account for purposes of calculating the Covisint Separate Tax Liability.
“Covisint Separate Tax Liability” means an amount equal to the Tax liability that Covisint and each Covisint Affiliate would have incurred if they had filed a consolidated return, combined return (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination), unitary return or a separate return, as the case may be, separate from the members of the Compuware Group, for the relevant Tax period, and such amount shall be computed by Compuware (A) in a manner consistent with (i) general Tax accounting principles, (ii) the Code and the Treasury Regulations, and (iii) past practice, if any, and (B) taking into account any Covisint Separate Tax Assets attributable to any Tax period or portion thereof beginning on or after January 1, 2013, but only if and to the extent that Compuware has not previously compensated Covisint with respect to such Covisint Separate Tax Assets pursuant to Section 3.03; provided, however, that, although the Covisint Separate Tax Liability is to be computed on a hypothetical basis as if Covisint and each Covisint Affiliate were separate from the members of the Compuware Group, the fact that Covisint or any Covisint Affiliate is included in a Consolidated Return or a Combined Return and the effect that such inclusion has on the calculation of any Tax Item, shall nevertheless be taken into account, as reasonably determined by Compuware, for purposes of computing the Covisint Separate Tax Liability (for example, for purposes of calculating its R&D credit, Covisint shall be entitled to its allocable share of the consolidated R&D credit of the Compuware Group). For Compuware’s taxable year including the Distribution Date, the calculation of the Covisint Separate Tax Liability for purposes of Article III shall be determined without regard to the deemed asset sale on account of the Section 336(e) Election and separately and independently from the calculation of and liability for Distribution Taxes, which shall be governed by Article V hereof. Notwithstanding the immediately preceding sentence, the calculation of the Covisint Separate Tax Liability as determined under Article III of this Agreement shall take into account and include (without any duplication), Covisint’s deduction in connection with the Section 336(e) Election of up to One Million One Hundred and Sixty Thousand Dollars ($1,160,000) in capitalized expenditures for legal and accounting costs with respect to the potential qualification of the Distribution as tax-free under section 355 of the Code.
“Deconsolidation Event” means, with respect to Covisint and each Covisint Affiliate, any event or transaction that causes Covisint and/or one or more Covisint Affiliates to no longer be eligible to join with Compuware or one or more Compuware Affiliates in the filing of a Consolidated Return or a Combined Return.
“Distribution” has the meaning set forth in the Recitals hereto.
“Distribution Covenant Termination Event” means the earliest to occur of (i) the effective time of the Merger, (ii) the closing of an Alternative Acquisition (A) pursuant to an agreement for an Alternative Acquisition entered into in connection with a termination of the Thoma Bravo Agreement pursuant to Section 8.1(c)(ii) thereof or (B) that results from a termination of the Thoma Bravo Agreement pursuant to Section 8.1(d)(ii) thereof, or (iii) the receipt by Covisint of a Distribution Covenant Termination Notice or a Restricted Transaction Termination Notice.
“Distribution Covenant Termination Notice” means a notice to be provided by Compuware to Covisint within ten (10) business days after (i) the effective time of an Alternative Acquisition if Compuware determines in its reasonable judgment that the Distribution fails to qualify as tax-free under section 355(a) of the Code or (ii) a Final Determination that the Distribution fails to qualify as tax-free under section 355(a) of the Code.
“Distribution Date” has the meaning set forth in the Recitals hereto.
“Distribution Taxes” means any (i) Taxes imposed on, or increase in Taxes incurred by, Compuware or any Compuware Affiliate, or Covisint or any Covisint Affiliate (without regard to whether such Taxes are offset or reduced by any Tax Asset, Tax Item, or otherwise) resulting from, or arising in connection with, the failure of the Distribution to qualify as a tax-free transaction under section 355 of the Code (including any Tax resulting from the application of section 355(d) or section 355(e) of the Code to the Distribution) or corresponding provisions of the laws of any other jurisdictions, including any Taxes attributable to the Section 336(e) Election (including, without limitation, on account of any deferred revenue recognized in connection therewith), and (ii) any Taxes of a Compuware shareholder (or former Compuware shareholder) incurred as a result of being a shareholder of Compuware that are required to be paid or reimbursed by Compuware or any Compuware Affiliate pursuant to a Final Determination that the Distribution failed to qualify as a tax-free transaction under section 355 of the Code or corresponding provisions of the laws of any other jurisdictions (other than on account of the closing of the Merger or the closing of an Alternative Acquisition (A) pursuant to an agreement for an Alternative Acquisition entered into in connection with a termination of the Thoma Bravo Agreement pursuant to Section 8.1(c)(ii) thereof or (B) that results from a termination of the Thoma Bravo Agreement pursuant to Section 8.1(d)(ii) thereof); provided that Compuware shall have vigorously defended itself in any legal proceeding involving Taxes of a Compuware shareholder resulting from, or arising in connection with, the failure of the Distribution to qualify as a tax-free transaction under section 355 of the Code or corresponding provisions of the laws of any other jurisdictions (other than on account of the closing of the Merger or the closing of an Alternative Acquisition (A) pursuant to an agreement for an Alternative Acquisition entered into in connection with a termination of the Thoma Bravo Agreement pursuant to Section 8.1(c)(ii) thereof or (B) that results from a termination of the Thoma Bravo Agreement pursuant to Section 8.1(d)(ii) thereof). Any corporate Income Tax referred to in the immediately preceding sentence shall be determined on a “with and without” basis, by calculating the amount of the excess (if any) of (a) the net amount of Taxes shown as due and payable on any applicable Tax Return that reports taxable income or gain resulting from the Distribution (including by reason of the Section 336(e) Election, as filed), over (b) the net amount of Taxes that would be shown as due and payable on such Tax Return if it were recalculated excluding any taxable income or gain resulting from the Distribution (including by reason of the Section 336(e) Election), but in each of (a) and (b), disregarding the amount of any Tax Benefit arising after the Distribution from the Section 336(e) Election; provided that in the event such Income Tax becomes due and payable as a result of an Audit for which an amended Tax Return will not be filed, the parties shall determine the amount of any such Income Tax on a basis consistent with the “with and without” methodology described above. For the avoidance of doubt, Distribution Taxes shall not include any Taxes the liability for which is otherwise determined in accordance with Article III of this Agreement (as determined consistent with the definition of a Covisint Separate Tax Liability), or allocated pursuant to Article IV of this Agreement.
“Distribution Tax Reporting Notice” has the meaning set forth in Section 5.04(a) of this Agreement.
“Effective Date” has the meaning set forth in the preamble to this Agreement.
“Estimated Tax Installment Date” means, with respect to United States federal Income Taxes, the estimated Tax installment due dates prescribed in section 6655(c) of the Code and, in the case of any other Tax, means any other date on which an installment payment of an estimated amount of such Tax is required to be made.
“Excess Loss Account Tax Liability” has the meaning set forth in Section 5.03.
“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under sections 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.
“First Amendment to the MSA” has the meaning set forth in the Recitals to this Agreement.
“Former Covisint Employee” means any individual, as designated by Compuware and Covisint who, as of January 1, 2013 (a) was formerly employed by Covisint or a Covisint Affiliate, or (b) was formerly an employee or service provider of Compuware who solely provided direct services to the Covisint Business. For the avoidance of doubt, Former Covisint Employee shall not include any Compuware Employee providing services to Compuware’s Global Delivery Organization but may include the CEO of Compuware for the period from June 2011 through January 1, 2013.
“Income Tax” means any United States federal, state, local or non-United States Tax determined (in whole or in part) by reference to net income, net worth, gross receipts or capital, or any Taxes imposed in lieu of such a tax. For the avoidance of doubt, the term “Income Tax” includes any franchise tax or any Taxes imposed in lieu of such a tax.
“Income Tax Return” means any Tax Return relating to any Income Tax.
“Independent Accountant” has the meaning set forth in Section 2.03(b).
“Independent Firm” has the meaning set forth in Section 10.04.
“IPO” has the meaning set forth in the Recitals to this Agreement.
“IPO Date” means the close of business on the date on which the IPO was effected.
“IRS” means the United States Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.
“IRS Forms 8883” has the meaning set forth in Section 5.04(d)(iii).
“Joint Responsibility Item” means any Tax Item for which the non-Controlling Party’s responsibility under this Agreement could exceed Fifty Thousand Dollars ($50,000), but not a Sole Responsibility Item.
“Master Separation Agreement” has the meaning set forth in the Recitals to this Agreement.
“Merger” means the merger of Project Copper Merger Corp. with and into Compuware pursuant to the terms of the Thoma Bravo Agreement.
“Non-Income Tax Return” means any Tax Return relating to any Tax other than an Income Tax.
“Officer’s Certificate” means a letter executed by an officer of Compuware or Covisint and provided to Tax Counsel as a condition for the issuance of a Tax Opinion or Supplemental Tax Opinion.
“Option” means an option to acquire common stock, or other equity-based incentives the economic value of which is designed to mirror that of an option, including non-qualified stock options, discounted non-qualified stock options, cliff options to the extent stock is issued or issuable (as opposed to cash compensation), and tandem stock options to the extent stock is issued or issuable (as opposed to cash compensation); provided that, for purposes of clarity, such term shall not include a performance share unit.
“Original Master Separation Agreement” has the meaning set forth in the Recitals to this Agreement.
“Owed Party” has the meaning set forth in Section 7.05.
“Owing Party” has the meaning set forth in Section 7.05.
“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.
“Payment Period” has the meaning set forth in Section 7.05(e).
“Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity, or any United States federal, state or local government or any court of competent jurisdiction, administrative agency or commission or other domestic governmental authority or instrumentality.
“Post-Deconsolidation Period” means any taxable period beginning after the date of a Deconsolidation Event.
“Post-IPO Period” means any taxable period beginning after the IPO Date.
“Pre-Deconsolidation Period” means any taxable period beginning on or before the date of a Deconsolidation Event.
“Registration Statement” has the meaning set forth in the Recitals to this Agreement.
“Restricted Transaction Termination Date” means the earlier to occur of (i) the receipt by Covisint of a Restricted Transaction Termination Notice or (ii) the later of the two (2) year anniversary of (A) the termination of the Thoma Bravo Agreement or (B) the termination of an agreement for an Alternative Acquisition entered into in connection with a termination of the Thoma Bravo Agreement pursuant to Section 8.1(c)(ii) or Section 8.1(d)(ii) thereof.
“Restricted Transaction Termination Notice” means a notice to be provided by Compuware to Covisint within ten (10) business days of the closing of an Alternative Acquisition if (i) no Distribution Covenant Termination Event has occurred and (ii) Compuware determines, in its reasonable judgment, the Distribution fails to qualify as tax-free under section 355(a) of the Code.
“Ruling” means (i) any private letter ruling issued by the IRS to Compuware in connection with the Distribution in response to a request for such a private letter ruling filed by Compuware (or any Compuware Affiliate) prior to the date of the Distribution, and (ii) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to the Distribution.
“Ruling Documents” means (i) the request for a Ruling filed with the IRS, together with any supplemental filings or other materials subsequently submitted on behalf of Compuware, its Subsidiaries and shareholders to the IRS, the appendices and exhibits thereto, and any Ruling issued by the IRS to Compuware (or any Compuware Affiliate) in connection with the Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with the Distribution.
“Section 336(e) Election” has the meaning set forth in Section 5.04(b) of this Agreement.
“Second Amendment to the MSA” has the meaning set forth in the Recitals to this Agreement.
“Sole Responsibility Item” means any Tax Item for which the non-Controlling Party has the entire economic liability under this Agreement.
“Straddle IPO Period” means any taxable period beginning on or before the IPO Date and ending after the IPO Date.
“Supplemental Ruling” means (i) any ruling (other than the Ruling) issued by the IRS to Compuware in connection with the Distribution, and (ii) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to the Distribution.
“Supplemental Ruling Documents” means (i) the request for a Supplemental Ruling, together with any supplemental filings or other materials subsequently submitted, the appendices and exhibits thereto, and any Supplemental Rulings issued by the IRS in connection with the Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with the Distribution.
“Supplemental Tax Opinion” has the meaning set forth in Section 5.02(c).
“Taxes” means all United States federal, state, local or non-United States taxes, charges, fees, duties, levies, imposts, rates or other assessments, including income, gross receipts, modified gross receipts, business, net worth, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, (including any interest, penalties or additions attributable thereto) and includes any liability in respect of Taxes that arises by operation of law. A “Tax” shall mean any one of such Taxes.
“Taxpayer” means any taxpayer and its Affiliated Group or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction of which a taxpayer is a member.
“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been realized during the taxable period in which it has accrued, and that could reduce a Tax in another taxable period, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.
“Tax Benefit” means a reduction in the Tax liability (or increase in refund or credit or any item of deduction or expense) of a Taxpayer for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current period and all prior periods, is less than it would have been had such Tax liability been determined without regard to such Tax Item.
“Tax Counsel” means a nationally recognized law firm selected by Compuware to provide a Tax Opinion.
“Tax Detriment” means an increase in the Tax liability (or reduction in refund or credit or any item of deduction or expense) of a Taxpayer for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or incurred from a Tax Item in a taxable period only if and to the extent that the Tax liability of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current period and all prior periods, is more than it would have been had such Tax liability been determined without regard to such Tax Item.
“Tax Item” means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.
“Tax Opinion” means an opinion issued by Tax Counsel in connection with the completion of the Distribution addressing certain United States federal Income Tax consequences of the Distribution under section 355 of the Code.
“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).
“Termination Agreement” has the meaning set forth in the Recitals to this Agreement.
“Thoma Bravo Agreement” means the Agreement and Plan of Merger by and among Project Copper Holdings, LLC, Project Copper Merger Corp., and Compuware, dated as of September 2, 2014.
“Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.
Section 1.02    Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding Articles, Sections and paragraphs in this Agreement, references to exhibits or schedules shall refer to the corresponding exhibits or schedules in this Agreement, and references to the Parties shall mean the Parties to this Agreement.
ARTICLE II.
PREPARATION AND FILING OF TAX RETURNS
Section 2.01    Compuware’s Responsibility. Subject to the other applicable provisions of this Agreement, Compuware shall have sole and exclusive responsibility for the preparation and filing of:
(a)    all Consolidated Returns and all Combined Returns for any taxable period;
(b)    all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to Compuware and/or any Compuware Affiliate for any taxable period;
(c)    all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to Covisint and/or any Covisint Affiliate that are required to be filed (taking into account any extension of time that has been requested or received) on or prior to the IPO Date; and
(d)    all Non-Income Tax Returns with respect to Compuware, any Compuware Affiliate, or the Compuware Business or any part thereof for any taxable period.
Section 2.02    Covisint’s Responsibility. Subject to the other applicable provisions of this Agreement, Covisint shall have sole and exclusive responsibility for the preparation and filing of:
(a)    all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to Covisint and/or any Covisint Affiliate that are required to be filed (taking into account any extension of time that has been requested or received) after the IPO Date; and
(b)    all Non-Income Tax Returns with respect to Covisint, any Covisint Affiliate, or the Covisint Business or any part thereof for any taxable period; provided that Covisint acknowledges that Compuware prepared and filed such returns that were required to be filed (taking into account any extension of time that has been requested or received) before January 1, 2013.
Subject to the other applicable provisions of this Agreement, Covisint hereby irrevocably designates, and agrees to cause each Covisint Affiliate to so designate, Compuware as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Compuware, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.01.
Section 2.03    Manner of Tax Return Preparation.
(a)    Unless otherwise required by a Taxing Authority or by applicable law, the Parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with (1) this Agreement, (2) any Tax Opinion, (3) any Supplemental Tax Opinion, (4) any Ruling, and (5) any Supplemental Ruling. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the Party responsible for filing such returns under this Agreement.
(b)    Compuware shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in Section 2.01, to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions shall be requested, (3) the elections that will be made by Compuware, any Compuware Affiliate, Covisint, and/or any Covisint Affiliate on such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare and/or review such Tax Returns; provided, however, that Compuware shall consult with Covisint prior to changing any method of accounting if such action would solely impact Covisint or Covisint Affiliates. In the case of any Consolidated Return or Combined Return with respect to a Straddle IPO Period or a Post-IPO Period that reports a Covisint Separate Tax Liability or Covisint Separate Tax Assets or Taxes related to the Covisint Business in excess of Two Hundred Fifty Thousand Dollars ($250,000), Compuware shall provide to Covisint a pro forma draft of the portion of such Tax Return that reflects the Covisint Separate Tax Liability or Covisint Separate Tax Assets or Taxes related to the Covisint Business at least twenty-one (21) days prior to the due date (with applicable extensions) for the filing of such Tax Return for Covisint’s review and comment. Covisint shall provide its comments to Compuware at least ten (10) days prior to the due date (with applicable extensions) for the filing of such Tax Return. In the case of a dispute regarding the reporting of any Tax Item on such Tax Return or the requesting of a change of method of accounting that would solely impact Covisint or Covisint Affiliates, which the Parties cannot resolve, Compuware and Covisint shall jointly retain a nationally recognized accounting firm that is mutually agreed upon by Compuware and Covisint (the “Independent Accountant”) to determine whether the proposed reporting of Compuware or Covisint is more appropriate. If Compuware and Covisint are unable to agree, the Independent Accountant shall be Deloitte Tax LLP. The relevant Tax Item shall be reported in the manner that the Independent Accountant determines is more appropriate, and such determination shall be final and binding on Compuware and Covisint. If Covisint has not provided its comments on the pro forma draft of the portion of the Tax Return, or in the case of a dispute regarding the reporting of any Tax Item, such dispute has not been resolved by the due date (with applicable extension) for the filing of any Tax Return, Compuware shall file such Tax Return reporting all Tax Items in the manner as originally set forth on the pro forma draft of the portion of the Tax Return provided to Covisint; provided, however, that Compuware agrees that it will thereafter file an amended Tax Return, if necessary, reporting any disputed Tax Item in the manner determined by the Independent Accountant, and any other Tax Item as agreed upon by Compuware and Covisint. The fees and expenses incurred in retaining the Independent Accountant shall be borne equally by Compuware and Covisint, except that if the Independent Accountant determines that the proposed reporting of the disputed Tax Item(s) submitted to the Independent Accountant for its determination by a Party is frivolous, has not been asserted in good faith or for which there is not substantial authority, one hundred percent (100%) of the fees and expenses of the Independent Accountant shall be borne by such Party.
(c)    Covisint shall timely provide, in accordance with Compuware’s internal tax return calendar, which will be provided to Covisint on a rolling one-year schedule, all information necessary for Compuware to prepare all Tax Returns and compute all estimated Tax payments (for purposes of Section 7.01). If Covisint does not meet these deadlines, the Section 2.03(b) notice period to Covisint shall be waived.
(d)    Section 5.04(c) shall govern the manner of Tax Return preparation with respect to all Tax Returns of the Covisint Group reporting any Distribution Taxes and any claims for refund with respect thereto.
ARTICLE III.
LIABILITY FOR TAXES
Section 3.01    Covisint’s Liability for Taxes. Covisint and each Covisint Affiliate shall be jointly and severally liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by Covisint, any Covisint Affiliate, or the Covisint Business with respect to such Taxes:
(a)    all Taxes with respect to Tax Returns described in Section 2.01(a) to the extent that such Taxes are related to (i) the Covisint Separate Tax Liability, or (ii) the Covisint Business, for any taxable period or portion thereof beginning on or after January 1, 2013;
(b)    all Taxes with respect to Tax Returns described in Section 2.01(c);
(c)    all Taxes with respect to Tax Returns described in Section 2.02; and
(d)    all Taxes imposed by any Taxing Authority with respect to the Covisint Business, Covisint or any Covisint Affiliate (other than in connection with the required filing of a Tax Return described in Section 2.01(a), Section 2.01(c) or Section 2.02) for any taxable period.
Section 3.02    Compuware’s Liability for Taxes. Compuware shall be liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by Compuware, any Compuware Affiliate, or the Compuware Business with respect to such Taxes:
(a)    except as provided in Section 3.01(a), all Taxes with respect to Tax Returns described in Section 2.01(a);
(b)    all Taxes with respect to Tax Returns described in Section 2.01(b) or Section 2.01(d); and
(c)    all Taxes imposed by any Taxing Authority with respect to Compuware, any Compuware Affiliate, or the Compuware Business (other than in connection with the required filing of a Tax Return described in Section 2.01(a), Section 2.01(b) or Section 2.01(d)) for any taxable period.
Section 3.03    Taxes, Refunds and Credits. Notwithstanding Section 3.01 and Section 3.02, (i) Compuware shall be liable for all Taxes incurred by any Person with respect to the Compuware Business for all periods and shall be entitled to all refunds and credits of Taxes previously incurred by any Person with respect to such Taxes, and (ii) Covisint and each Covisint Affiliate shall be jointly and severally liable for all Taxes incurred by any Person with respect to the Covisint Business for all periods and shall be entitled to all refunds and credits of Taxes previously incurred by any Person with respect to such Taxes; provided, however, that in the case of Taxes related to the Covisint Business as set forth in Section 3.01(a), Covisint shall only be entitled to refunds to the extent set forth in Section 3.01(a). Nothing in this Agreement shall be construed to require compensation, by payment, credit, offset or otherwise, by Compuware (or any Compuware Affiliate) to Covisint (or any Covisint Affiliate) for any loss, deduction, credit or other Tax attribute arising in connection with, or related to, Covisint, any Covisint Affiliate, or the Covisint Business, that is shown on, or otherwise reflected with respect to, any Tax Return described in Section 2.01; provided, however, that in the event the Covisint Separate Tax Liability with respect to a particular taxable period or portion thereof beginning on or after January 1, 2013 is less than zero (i.e., the calculation results in Covisint Separate Tax Assets), Compuware shall pay to Covisint an amount equal to the Tax Benefit that the Compuware Group recognizes as a result of the Covisint Separate Tax Liability being less than zero for such taxable period.
Section 3.04    Payment of Tax Liability. If one Party is liable or responsible for Taxes, under Section 3.01 through Section 3.03, with respect to Tax Returns for which another Party is responsible for filing, or with respect to Taxes that are paid by another Party, then the liable or responsible Party shall pay the Taxes (or a reimbursement of such Taxes) to the other Party pursuant to Section 7.05.
Section 3.05    Computation. In the case of any Consolidated Return or Combined Return with respect to a Straddle IPO Period or a Post-IPO Period that reports a Covisint Separate Tax Liability or Covisint Separate Tax Assets or Taxes related to the Covisint Business in excess of Two Hundred Fifty Thousand Dollars ($250,000), Compuware shall provide Covisint with a written calculation in reasonable detail (including, upon reasonable request, copies of all work sheets and other materials used in preparation thereof) setting forth the amount of any Covisint Separate Tax Liability or Covisint Separate Tax Assets or estimated Covisint Separate Tax Liability (for purposes of Section 7.01) and any Taxes related to the Covisint Business. Covisint shall have the right to review and comment on such calculation. Any dispute with respect to such calculation shall be resolved pursuant to Section 10.04; provided, however, that, notwithstanding any dispute with respect to any such calculation, in no event shall any payment attributable to the amount of any Covisint Separate Tax Liability or estimated Covisint Separate Tax Liability be paid later than the date provided in ARTICLE VII.
ARTICLE IV.
DECONSOLIDATION EVENTS
Section 4.01    Tax Allocations. The Parties have set forth below how certain Tax matters with respect to a Deconsolidation Event would be handled. This ARTICLE IV does not apply to Distribution Taxes, which are addressed in ARTICLE V below.
(d)    Allocation of Tax Items. In the case of a Deconsolidation Event, all Tax computations for (1) any Pre-Deconsolidation Periods or portions thereof ending on the date of the Deconsolidation Event and (2) the immediately following taxable period of Covisint or any Covisint Affiliate, shall be made pursuant to the principles of section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as reasonably determined by Compuware, taking into account all reasonable suggestions made by Covisint with respect thereto. In relation thereto, the Parties agree that in applying the provisions of section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, that no election to ratably allocate Tax Items under section 1.1502-76(b)(2)(ii) of the Treasury Regulations (or other similar elections under the laws of other jurisdictions), shall be made.
(e)    Allocation of Tax Assets. In the case of a Deconsolidation Event, Compuware shall determine the allocation of any Tax Assets among Compuware, each Compuware Affiliate, Covisint, and each Covisint Affiliate and provide Covisint a schedule setting forth the Tax Assets allocated to Covisint and each Covisint Affiliate. Covisint shall have the right to comment on such allocation in the same manner and to the same extent set forth in Section 2.03(b) and any dispute regarding such allocation shall be handled in the same manner as set forth in Section 2.03(b) (provided, however, for purposes of clarity, that such schedule of allocated Tax Assets shall be provided to Covisint without regard to whether such allocated Tax Assets exceed Two Hundred Fifty Thousand Dollars ($250,000)). The Parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets shall be allocated to the legal entity that is required under ARTICLE III to bear the liability for the Tax associated with such Tax Asset, or in the case where no Party is required hereunder to bear such liability, the Party that incurred the cost or burden associated with the creation of such Tax Asset.
Section 4.02    Carrybacks.
(a)    In General. In the case of a Deconsolidation Event, Compuware agrees to pay to Covisint the Tax Benefit from the use in any Pre-Deconsolidation Period (the “Carryback Period”) of a carryback of any Tax Asset of Covisint or the Covisint Group from a Post-Deconsolidation Period (other than a carryback of any Tax Asset attributable to Distribution Taxes for which the liability is borne by Compuware or any Compuware Affiliate). If subsequent to the payment by Compuware to Covisint of the Tax Benefit of a carryback of a Tax Asset of Covisint or the Covisint Group, there shall be a Final Determination that results in a decrease (1) to the amount of the Tax Asset so carried back or (2) to the amount of such Tax Benefit, Covisint shall repay to Compuware any amount that would not have been payable to Covisint pursuant to this Section 4.02(a) had the amount of the benefit been determined in light of these events. Nothing in this Section 4.02(a) shall require Compuware to file an amended Tax Return or claim for refund of Income Taxes; provided, however, that Compuware shall use its reasonable efforts to use any carryback of a Tax Asset of Covisint or the Covisint Group that is carried back under this Section 4.02(a).
(b)    Net Operating Losses. In the case of a Deconsolidation Event, notwithstanding any other provision of this Agreement, Covisint hereby expressly agrees to elect (under section 172(b)(3) of the Code or applicable Treasury Regulations and, to the extent feasible, any similar provisions of any state, local or non-United States Tax law) to relinquish or cause an election to relinquish to be made for any right to carry back net operating losses of Covisint or the Covisint Group to any Pre-Deconsolidation Periods of Compuware or the Compuware Group (in which event no payment shall be due from Compuware to Covisint in respect of such net operating losses).
Section 4.03    Continuing Covenants. Each of Compuware (for itself and each Compuware Affiliate) and Covisint (for itself and each Covisint Affiliate) agrees (1) not to take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement, and (2) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other; provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other Party or any other adverse effect to such Party. The Parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the Parties with respect to matters otherwise covered by this Agreement. Covisint further agrees to cooperate in making elections that are reasonably requested by Compuware with respect to any Consolidated Return.
ARTICLE V.
DISTRIBUTION TAXES AND EXCESS LOSS ACCOUNT
Section 5.01    Liability for Distribution Taxes. In contemplation of the Distribution, the Parties have set forth below how certain Tax matters with respect to the Distribution will be handled.
(c)    Compuware’s Liability for Distribution Taxes. Notwithstanding Section 3.01 through Section 3.03, Compuware and each Compuware Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:
(i)    any action or omission by Compuware (or any Compuware Affiliate) inconsistent with any information, covenant, representation, or material related to Compuware, any Compuware Affiliate, or the Compuware Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling except where such information, covenant, representation, or material was not previously disclosed to Compuware (for the avoidance of doubt, disclosure of any action or fact that is inconsistent with any information, covenant, representation, or material submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve Compuware (or any Compuware Affiliate) of liability under this Agreement unless such information, covenant, representation, or material was not disclosed to Compuware before such submission);
(ii)    any action or omission by Compuware (or any Compuware Affiliate) (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of section 355(e) of the Code)), including a cessation, transfer to Affiliates, or disposition of its active trades or businesses, or a stock buyback or payment of an extraordinary dividend by Compuware (or any Compuware Affiliate) following the Distribution;
(iii)    any acquisition of any stock or assets of Compuware (or any Compuware Affiliate) by one or more other Persons (other than Covisint or a Covisint Affiliate) prior to or following the Distribution (including, for the avoidance of doubt, pursuant to the Merger or the closing of an Alternative Acquisition (A) pursuant to an agreement for an Alternative Acquisition entered into in connection with a termination of the Thoma Bravo Agreement pursuant to Section 8.1(c)(ii) thereof or (B) that results from a termination of the Thoma Bravo Agreement pursuant to Section 8.1(d)(ii) thereof, and by reason of the Section 336(e) Election);
(iv)    by reason of the Section 336(e) Election made in connection with the Distribution on account of the closing of the Merger or the closing of an Alternative Acquisition (A) pursuant to an agreement for an Alternative Acquisition entered into in connection with a termination of the Thoma Bravo Agreement pursuant to Section 8.1(c)(ii) thereof or (B) that results from a termination of the Thoma Bravo Agreement pursuant to Section 8.1(d)(ii) thereof;
(v)    any issuance of stock by Compuware (or any Compuware Affiliate), or change in ownership of stock in Compuware (or any Compuware Affiliate); or
(vi)    any transaction involving one of the parties listed on Schedule 5.01(a)(vi) that causes the Distribution to be taxable under section 355(e) of the Code.
(d)    Covisint’s Liability for Distribution Taxes. Notwithstanding Section 3.01 through Section 3.03, Covisint and each Covisint Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:
(i)    any action or omission by Covisint (or any Covisint Affiliate) after the Distribution at any time, that is inconsistent with any information, covenant, representation, or material related to Covisint, any Covisint Affiliate, or the Covisint Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling except where such information, covenant, representation, or material was not previously disclosed to Covisint (for the avoidance of doubt, disclosure by Covisint (or any Covisint Affiliate) to Compuware (or any Compuware Affiliate) of any action or fact that is inconsistent with any information, covenant, representation, or material submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve Covisint (or any Covisint Affiliate) of liability under this Agreement unless such information, covenant, representation, or material was not disclosed to Covisint before such submission);
(ii)    any action or omission by Covisint (or any Covisint Affiliate) after the date of the Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of section 355(e) of the Code) occurring on or prior to the date of the Distribution) including a cessation, transfer to affiliates or disposition of the active trades or businesses of Covisint (or any Covisint Affiliate), stock buyback or payment of an extraordinary dividend;
(iii)    any acquisition of any stock or assets of Covisint (or any Covisint Affiliate) by one or more other Persons (other than Compuware or any Compuware Affiliate) prior to or following the Distribution, except (1) if such stock of Covisint is acquired from Compuware or the assets of Covisint are acquired as a result of the sale or other disposition of such assets at the direction of Compuware in connection with the Distribution or (2) by reason of the Section 336(e) Election made in connection with the Distribution on account of the closing of the Merger or the closing of an Alternative Acquisition (A) pursuant to an agreement for an Alternative Acquisition entered into in connection with a termination of the Thoma Bravo Agreement pursuant to Section 8.1(c)(ii) thereof or (B) that results from a termination of the Thoma Bravo Agreement pursuant to Section 8.1(d)(ii) thereof; or
(iv)    any issuance of stock by Covisint (or any Covisint Affiliate) after the Distribution, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements or the exercise of warrants, or change in ownership of stock in Covisint (or any Covisint Affiliate) after the Distribution.
(e)    Joint Liability for Remaining Distribution Taxes. Compuware shall be liable for fifty percent (50%) and Covisint and each Covisint Affiliate shall be jointly and severally liable for fifty percent (50%), of any Distribution Taxes not otherwise allocated by Section 5.01(a) or Section 5.01(b).
Section 5.02    Continuing Covenants. Notwithstanding anything to the contrary herein, the continuing covenants reflected in Section 5.02(a), (b), (c), (d), (e) and (f) shall expire upon a Distribution Covenant Termination Event:
(a)    Covisint Restrictions. Covisint agrees that (1) it will take, or cause any Covisint Affiliate to take, any action reasonably requested by Compuware in order to enable Compuware to effectuate the Distribution and (2) it will not take or fail to take, or permit any Covisint Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any information, covenant, representation, or material that relates to facts or matters related to Covisint (or any Covisint Affiliate) or within the control of Covisint and is contained in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (except where such information, covenant, representation, or material was not previously disclosed to Covisint) other than as permitted by Section 5.02(c). For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. For the avoidance of doubt, Covisint and each Covisint Affiliate will not be in violation of the covenants set forth in this section by reason of taking any act (or refraining to act as) requested by Compuware in writing (in accordance with the notice provisions of this Agreement) in connection with the Merger, an Alternative Acquisition or this Agreement. Covisint represents that, from October 2, 2014 through the end of the day on the Distribution Date, Covisint has not entered into and will not enter into any agreements, understandings, or arrangements or conduct any substantial negotiations (within the meaning of section 1.355-7(h)(1) of the Treasury Regulations) with any Person regarding an acquisition or potential acquisition of Covisint after the Distribution that could result in the Distribution being taxable under section 355(e) of the Code.
(b)    Compuware Restrictions. Compuware agrees that it will not take or fail to take, or permit any Compuware Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to Compuware (or any Compuware Affiliate) or within the control of Compuware and is contained in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. Notwithstanding the foregoing, Compuware shall be in compliance with this provision in connection with any actions undertaken, or failure to take any actions, required or reasonably necessary or appropriate in connection with the transactions contemplated by the Thoma Bravo Agreement.
(c)    Certain Covisint Actions Following the Distribution. Covisint agrees that, during the period from the Distribution Date until the Restricted Transaction Termination Date, without first obtaining, at Covisint’s own expense, either a supplemental opinion from Tax Counsel that such action will not result in Distribution Taxes (a “Supplemental Tax Opinion”) or a Supplemental Ruling that such action will not result in Distribution Taxes, unless in any such case Compuware and Covisint agree otherwise, neither Covisint nor any Covisint Affiliate shall (1) sell all or substantially all of the assets of Covisint or any Covisint Affiliate or approve or allow the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of, or a material change in, the business conducted by Covisint or any Covisint Affiliate as of the date of the Distribution, (2) merge or consolidate Covisint or any Covisint Affiliate with another entity, without regard to which Party is the surviving entity or liquidate or partially liquidate, (3) transfer any assets of Covisint in a transaction described in section 351 of the Code (other than a transfer to a corporation that files a Consolidated Return with Covisint and that is wholly-owned, directly or indirectly, by Covisint) or subparagraph (C) or (D) of section 368(a)(1) of the Code, (4) issue stock of Covisint or any Covisint Affiliate (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering, (5) facilitate or otherwise participate in any acquisition of stock in Covisint that would result in any shareholder owning five percent (5%) or more of the outstanding stock of Covisint, (6) amend its articles of incorporation (or other organizational documents), or take any other action or approve or allow the taking of any action, whether through a shareholder vote or otherwise, affecting the voting rights of the stock of such party, (7) purchase, directly or through any Affiliate, any of its outstanding stock after the Distribution, other than through stock purchases meeting the requirements of section 4.05(1)(b) of Revenue Procedure 96-30 (without regard to the effect of Revenue Procedure 2003-48 thereon), (8) approve or allow payment of any extraordinary distributions with respect to, or redemptions of shares of any of, Covisint or a Covisint Affiliate, or (9) take any action or permit any of its Affiliates to take any action that, in the aggregate (taking into account other transactions described in this Section 5.02(c)) would be reasonably likely to jeopardize the tax-free status of the Distribution under section 355 of the Code (including under section 355(d) or section 355(e) of the Code). Covisint (or any Covisint Affiliate) shall only undertake any of such actions after Compuware’s receipt of such Supplemental Tax Opinion or Supplemental Ruling and pursuant to the terms and conditions of any such Supplemental Tax Opinion or Supplemental Ruling or as otherwise consented to in writing in advance by Compuware. The Parties hereby agree that they will act in good faith to take all reasonable steps necessary to amend this Section 5.02(c), from time to time, by mutual agreement, to (i) add certain actions to the list contained herein, or (ii) remove certain actions from the list contained herein, in either case, in order to reflect any relevant change in law, regulation or administrative interpretation occurring after the date of this Agreement.
(d)    Notice of Specified Transactions. Not later than twenty (20) days prior to entering into any oral or written contract or agreement, and not later than five (5) days after it first becomes aware of any negotiations, plan or intention (regardless of whether it is a Party to such negotiations, plan or intention), regarding any of the transactions described in paragraph (c), Covisint shall provide written notice of its intent to consummate such transaction or the negotiations, plan or intention of which it becomes aware, as the case may be, to Compuware.
(e)    Covisint Cooperation. Covisint agrees that, at the request of Compuware, Covisint shall cooperate fully with Compuware to take any action necessary or reasonably helpful to effectuate the Distribution, including seeking to obtain, as expeditiously as possible, a Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling. Such cooperation shall include the execution of any documents that may be necessary or reasonably helpful in connection with obtaining any Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling (including any (i) power of attorney, (ii) Officer’s Certificate, (iii) Ruling Documents, (iv) Supplemental Ruling Documents, and/or (v) reasonably requested written representations confirming that (a) Covisint has read the Officer’s Certificate, Ruling Documents, and/or Supplemental Ruling Documents and (b) all information and representations, if any, relating to Covisint, any Covisint Affiliate or the Covisint Business contained therein are true, correct and complete in all material respects).
(f)    Earnings and Profits. If any Distribution Tax Reporting Notice indicates that the Distribution shall be treated by the parties as a tax-free distribution to Compuware and Compuware’s stockholders, Compuware will advise Covisint in writing of any decrease in Compuware earnings and profits attributable to the Distribution under section 312(h) of the Code on or before the first anniversary of such Distribution Tax Reporting Notice; provided, however, that Compuware shall provide Covisint with estimates of such amounts (determined in accordance with past practice) prior to such anniversary as reasonably requested by Covisint.
Section 5.03    Excess Loss Account. In connection with the Distribution, notwithstanding Section 3.01 through Section 3.03, if the amount of any excess loss account (as defined in sections 1.1502-19(a) and 1.1502-32(a)(3)(ii) of the Treasury Regulations) in the stock of Covisint or any member of the Covisint Group is required for any reason to be included in the consolidated United States federal taxable income of Compuware or the Compuware Group, Covisint shall pay to Compuware the After-Tax Amount of any Income Tax liability resulting from such inclusion (including, for purposes of clarity, any Income Tax liability resulting from the receipt of amounts under this Section 5.03) (“Excess Loss Account Tax Liability”); provided that the amount of the Excess Loss Account Tax Liability that Covisint is required to pay to Compuware pursuant to this Section 5.03 shall not exceed the aggregate amount of payments that Compuware has previously paid to Covisint for Tax Benefits recognized on account of Covisint Separate Tax Assets pursuant to Section 3.03. The computation of such Excess Loss Account Tax Liability shall be made in accordance with the computational procedures of Section 3.05.
Section 5.04    Tax Reporting of Distribution Taxes.
(a)    Distribution Tax Reporting Notice. Compuware and Covisint agree that, in the event of (i) the closing of the Merger or (ii) the closing of an Alternative Acquisition (A) pursuant to an agreement for an Alternative Acquisition entered into in connection with a termination of the Thoma Bravo Agreement pursuant to Section 8.1(c)(ii) thereof or (B) that results from a termination of the Thoma Bravo Agreement pursuant to Section 8.1(d)(ii) thereof, and unless a written agreement between Compuware and Covisint to the contrary is entered into as a result of a Change in Law occurring after the Distribution Date, Compuware and Covisint will treat the Distribution as a taxable distribution by Compuware to the Compuware shareholders (and will jointly elect with Covisint to cause the Distribution to be taxable to Covisint pursuant to the Section 336(e) Election) (defined below). So long as the Merger Agreement or an agreement for an Alternative Acquisition entered into in connection with a termination of the Thoma Bravo Agreement pursuant to Section 8.1(c)(ii) thereof or Section 8.1(d)(ii) thereof has not been terminated, the parties agree to pay estimated taxes and to file Income Tax Returns on the basis that the Distribution will be taxable. In the event the Thoma Bravo Agreement is terminated prior to the closing of the Merger or any Alternative Acquisition referenced above is terminated prior to the closing, the parties intend that the Distribution qualify as a tax-free distribution under section 355 of the Code to Compuware and its shareholders. In the event the Thoma Bravo Agreement is terminated or any agreement for an Alternative Acquisition is terminated, as soon as reasonably practicable after such termination, Compuware will deliver to Covisint a notice setting forth the tax characterization of the Distribution, determined in Compuware’s sole discretion and in accordance with applicable law (taking into account the requirements for the Distribution to qualify as a tax-free distribution under section 355 of the Code), which notice Compuware may update and revise at such time and in such manner as reasonably determined by Compuware (the “Distribution Tax Reporting Notice”). Following the receipt of the Distribution Tax Reporting Notice, Covisint agrees that it will not take (and it will cause the Covisint Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with the Distribution Tax Reporting Notice. The Parties agree to cooperate to amend any Tax Returns as determined by Compuware in its sole good-faith discretion to comply with any subsequent Distribution Tax Reporting Notice delivered by Compuware.
(b)    Section 336(e). Notwithstanding anything in this Agreement to the contrary, and in consideration of Compuware’s agreement to be liable to the extent and as provided in Section 5.01(a) for Distribution Taxes resulting from the Section 336(e) Election (as defined below), Compuware and Covisint shall make an election under section 336(e) of the Code and the Treasury Regulations promulgated thereunder and any corresponding or similar elections under state or local tax law with respect to the Distribution, including similar elections for any Covisint Affiliates with respect to which an election may be made under section 336(e) of the Code, as appropriate (such elections collectively, the “Section 336(e) Election”); provided, however, that if neither the Merger nor an Alternative Acquisition (A) pursuant to an agreement for an Alternative Acquisition entered into in connection with a termination of the Thoma Bravo Agreement pursuant to Section 8.1(c)(ii) thereof or (B) that results from a termination of the Thoma Bravo Agreement pursuant to Section 8.1(d)(ii) thereof closes, then Compuware may only make the Section 336(e) Election (including on a protective basis) if Compuware reasonably anticipates that such Section 336(e) Election would result in a lower amount of Distribution Taxes than not making such Section 336(e) Election. Each of Compuware and Covisint shall timely make the Section 336(e) Election in accordance with section 1.336-2(h) of the Treasury Regulations (and any corresponding provisions of state or local tax law) when they file their respective consolidated United States federal income Tax Returns for the taxable year of the Distribution (or at such different time as may be provided in applicable rules, notices or regulations) if a Deconsolidation Event has occurred before the Distribution, and, otherwise, such election shall be made with the applicable Compuware Tax Return (i.e., a Consolidated Return or Combined Return) (or at such different time as may be provided in applicable rules, notices or regulations). The Parties shall cooperate with each other to take all actions necessary and appropriate (including filing Tax Returns, elections, and other documents as may be required and retaining a copy of this Agreement pursuant to section 1.336-2(h) of the Treasury Regulations) to effect and preserve timely elections in accordance with section 336(e) of the Code and applicable Treasury Regulations and any corresponding or similar elections under state or local tax law with respect to Covisint and its United States subsidiaries. For the avoidance of doubt, this Agreement is intended to constitute a written, binding agreement to make the Section 336(e) Election within the meaning of section 1.336-2(h) of the Treasury Regulations. Covisint shall not make any elections under section 338(g) of the Code or any corresponding or similar elections under state or local tax law for Covisint’s foreign subsidiaries.
(c)    Tax Returns. Compuware shall prepare any Consolidated Return or Combined Return, which Tax Returns shall be governed by Section 2.01; provided that the portion of such Tax Returns related to the Section 336(e) Election shall be exclusively governed by this Section 5.04. The liability for Taxes on such Consolidated Return or Combined Return shall be governed by Section 3.01 (modified as appropriate to address the liability for Distribution Taxes under Section 5.01). Covisint shall prepare any Tax Returns of Covisint and the Covisint Group that include any Distribution Taxes and any claims for refund with respect thereto in accordance with the provisions of this Section 5.04 and shall (i) provide to Compuware a copy of such Tax Returns at least thirty (30) days prior to filing for Compuware’s review and comment and (ii) reflect on such Tax Returns any comments made by Compuware that are consistent with the provisions in this Section 5.04. For the avoidance of doubt, any positions relating to the Section 336(e) Election shall be determined by Compuware in its sole good-faith discretion regardless of whether such positions relate to a consolidated or separate Tax Return. Covisint shall cooperate with Compuware in connection with the preliminary calculation of any Distribution Taxes estimated to be owing on a Tax Return of Covisint or the Covisint Group and Covisint shall use its best efforts to cooperate so that such calculation can be completed no later than five (5) business days following the Distribution Date.
(d)    Section 336(e) Election Determinations. The following provisions shall control the preparation and determination of all amounts discussed herein with respect to the Section 336(e) Election.
(i)    Unless otherwise directed by Compuware, for purposes of computing the “aggregate deemed asset disposition price” (the “ADADP”) or “aggregate deemed sales price” (the “ADSP”), as applicable, with respect to the assets of Covisint and each applicable Covisint Affiliate in accordance with Sections 336(e) of the Code and any corresponding or similar elections under state or local tax law for purposes of the Section 336(e) Election, the fair market value of the Covisint shares distributed to the Compuware shareholders in the Distribution shall be an amount equal to the volume weighted average price of the Covisint shares on the Distribution Date or the first trading day following the Distribution at Compuware’s discretion.
(ii)    Within ninety (90) days after the Distribution, Compuware shall determine in its sole discretion and shall prepare and deliver to Covisint a calculation with supporting detail of (i) the amount of ADADP or ADSP, as applicable, with respect to Covisint, (ii) the amount of any liabilities reflected in the ADADP or ADSP that shall be treated as giving rise to a deduction upon the deemed assumption of such liabilities, and (iii) any other determinations made by Compuware related to the computation of the ADADP or ADSP as reasonably requested by Covisint.
(iii)    Within one hundred twenty (120) days after the Distribution, Covisint shall prepare and deliver to Compuware an asset allocation statement under sections 336(e) of the Code (or successor form and any similar state, local or foreign forms) for Covisint and each applicable Covisint Affiliate allocating the ADADP or the ADSP, as applicable, with respect to the assets of Covisint and each applicable Covisint Affiliate in accordance with sections 336(e) of the Code and the Regulations and any corresponding or similar provisions under state or local tax law (the “IRS Forms 8883”). Compuware shall provide its comments to Covisint no later than thirty (30) days after receipt of such IRS Forms 8883. In the case of a dispute regarding the allocation of ADADP or ADSP that the Parties cannot resolve, such dispute shall be resolved promptly by the Independent Accountant; provided, for the avoidance of doubt, that Covisint may only comment on the allocation of the ADADP or the ADSP among the assets of Covisint and shall have no input on other related determinations such as the total amount of the ADADP or ADSP that will be allocated among the assets. The fees and expenses incurred in retaining the Independent Accountant shall be borne equally by Compuware and Covisint, except that if the Independent Accountant determines that the dispute with respect to the IRS Forms 8883 submitted to the Independent Accountant for its determination by a party is frivolous, has not been asserted in good faith or for which there is not substantial authority, one hundred percent (100%) of the fees and expenses of the Independent Accountant shall be borne by such party.
(iv)    Within one hundred fifty (150) days after the Distribution, Compuware will provide a computation of gain or loss with respect to Covisint and each applicable Covisint Affiliate resulting from the Section 336(e) Election, based on the determinations made above, and Compuware and Covisint will file their Tax Returns consistent with such computation. Covisint shall provide Compuware with any information necessary to make such computation.
Section 5.05    Payment of Distribution Taxes.
(a)    Changes in Distribution Tax Treatment. Notwithstanding Sections 3.01 through 3.03, if pursuant to the procedures set forth in Section 5.04(a), the Distribution is being reported as a taxable transaction to Compuware and Covisint and such Taxes are reported on a Consolidated Return or Combined Return, then Compuware shall pay any Distribution Taxes for which Compuware is liable under Section 5.01(a) or Section 5.01(c) (the “Compuware Distribution Taxes”); it being acknowledged and agreed by the Parties that Compuware is liable to the extent and as provided in Section 5.01(a) for Distribution Taxes resulting from the Section 336(e) Election. If, however, the Distribution is reported as a taxable transaction to Compuware and Covisint and such Distribution Taxes are not reported on a Consolidated Return or Combined Return, but rather are reported on a Tax Return of the Covisint Group and are required to be paid by Covisint (i.e., deconsolidation treatment), Compuware will determine in its sole good-faith discretion the appropriate procedure for remitting such Taxes including whether Compuware is permitted to remit such Taxes directly to the applicable Taxing Authority on behalf of Covisint. If it is determined that Covisint is required to pay such Taxes directly to the Taxing Authority, Compuware shall fund an amount equal to the Compuware Distribution Taxes to Covisint to be remitted by Covisint to the applicable Taxing Authority. Such funding shall occur on the later of (i) two (2) business days prior to the due date for such Distribution Taxes (giving effect to valid extensions for the payment of such Taxes) or due date for estimated payment for Distribution Taxes or (ii) the date on which such Compuware Distribution Taxes are refunded or credited to Compuware if previously paid by Compuware to the applicable Taxing Authority. If any subsequent Distribution Tax Reporting Notice indicates that the Distribution shall be treated by the parties as a tax-free distribution to Compuware and such Distribution Taxes were reported and paid by Covisint to the applicable Taxing Authority in connection with a Tax Return of the Covisint Group, Covisint shall promptly initiate and diligently pursue a claim for a refund of any such Distribution Taxes paid and shall pay to Compuware, within two (2) business days after receipt of any such refund, an amount equal to any refunded Distribution Taxes previously funded by Compuware to Covisint. Compuware will determine in its sole good-faith discretion the most efficient method to fund the Compuware Distribution Taxes to Covisint if so required and for the return of any Tax refund attributable thereto, and Compuware and Covisint agree not to treat any such payments as giving rise to a deduction for United States federal income tax purposes.
(b)    No Duplicative Payments; Intent. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. Notwithstanding Sections 3.01 through 3.03 of this Agreement, the Party responsible for Distribution Taxes under Section 5.01 will fund the payment when due and will be reimbursed for any such payment in the event such Distribution Taxes are determined not to be owed when such Distribution Taxes are refunded. The provisions of this Agreement, including, but not limited to, Section 5.05(a), shall be construed in the appropriate manner so that such intentions are realized.

ARTICLE VI.
INDEMNIFICATION
Section 6.01    In General. Compuware and each member of the Compuware Group shall jointly and severally indemnify Covisint, each Covisint Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes or Tax deficiencies for which Compuware or any Compuware Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that are attributable to, or results from, the failure of Compuware, any Compuware Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. Covisint and each member of the Covisint Group shall jointly and severally indemnify Compuware, each Compuware Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes or Tax deficiencies for which Covisint or any Covisint Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of Covisint, any Covisint Affiliate or any director, officer or employee to make any payment required to be made under this Agreement.
Section 6.02    Inaccurate, Incomplete or Untimely Information. Compuware and each member of the Compuware Group shall jointly and severally indemnify Covisint, each Covisint Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any loss, cost, damage, fine, penalty, or other expense of any kind attributable to the failure or negligence of Compuware or any Compuware Affiliate in supplying Covisint or any Covisint Affiliate with inaccurate, incomplete or untimely information, in connection with the preparation of any Tax Return. Covisint and each member of the Covisint Group shall jointly and severally indemnify Compuware, each Compuware Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any loss, cost, damage, fine, penalty, or other expense of any kind attributable to the failure or negligence of Covisint or any Covisint Affiliate in supplying Compuware or any Compuware Affiliate with inaccurate, incomplete or untimely information, in connection with the preparation of any Tax Return.
Section 6.03    No Indemnification for Tax Items. Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of Compuware, any Compuware Affiliate, Covisint or any Covisint Affiliate. In addition, for the avoidance of doubt, for purposes of determining any amount owed between the Parties hereto, all such determinations shall be made without regard to any financial accounting tax asset or liability or other financial accounting items.
ARTICLE VII.
PAYMENTS
Section 7.01    Estimated Tax Payments. Not later than three (3) days prior to each Estimated Tax Installment Date with respect to a taxable period for which a Consolidated Return or a Combined Return will be filed, Covisint shall pay to Compuware on behalf of the Covisint Group an amount equal to the amount of any estimated Excess Loss Account Tax Liability (if Compuware has provided written notice to Covisint setting forth such estimated Excess Loss Account Tax Liability as set forth below in this Section 7.01) and any estimated Covisint Separate Tax Liability that Covisint otherwise would have been required to pay to a Taxing Authority on such Estimated Tax Installment Date. Not later than seven (7) days prior to each such Estimated Tax Installment Date, Compuware shall provide Covisint with a written notice setting forth the amount payable by Covisint in respect of any estimated Excess Loss Account Tax Liability (if then reasonably determinable, and if not then reasonably determinable, then as soon as reasonably practicable thereafter) and such estimated Covisint Separate Tax Liability and a calculation of such amounts. In addition, within fifteen (15) days following the closing of the Merger or the closing of an Alternative Acquisition (A) pursuant to an agreement for an Alternative Acquisition entered into in connection with a termination of the Thoma Bravo Agreement pursuant to Section 8.1(c)(ii) thereof or (B) that results from a termination of the Thoma Bravo Agreement pursuant to Section 8.1(d)(ii) thereof, Compuware shall provide Covisint with a written notice setting forth the estimated Covisint Separate Tax Liability relating to amounts payable under Article III of this Agreement and a calculation of such amount, with any amount payable relating thereto to be treated as an interim true-up payment and paid in accordance with the terms of Section 7.02.
Section 7.02    True-Up Payments. Not later than ten (10) business days after receipt of any Excess Loss Account Tax Liability computation pursuant to Section 5.03 or Covisint Separate Tax Liability computation pursuant to Section 3.05, Covisint shall pay to Compuware, or Compuware shall pay to Covisint, as appropriate, an amount equal to the difference, if any, between (i) the sum of any Excess Loss Account Tax Liability and the Covisint Separate Tax Liability with respect to such period and (ii) the aggregate amount paid by Covisint with respect to such period under Section 7.01.
Section 7.03    Redetermination Amounts. In the event of a redetermination of any Tax Item reflected on any Consolidated Return or Combined Return (other than Tax Items relating to Distribution Taxes), as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority that in any such case would affect the Excess Loss Account Tax Liability or the Covisint Separate Tax Liability, Compuware shall prepare a revised pro forma Tax Return in accordance with Section 2.03(b) (but without regard to whether the Excess Loss Account Tax Liability or Covisint Separate Tax Liability exceeds the threshold dollar amount set forth in Section 2.03(b)) for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement or compromise. Covisint shall pay to Compuware, or Compuware shall pay to Covisint, as appropriate, an amount equal to the difference, if any, between the Excess Loss Account Tax Liability or Covisint Separate Tax Liability, as applicable, reflected on such revised pro forma Tax Return and the Excess Loss Account Tax Liability or Covisint Separate Tax Liability, as applicable, for such period as originally computed pursuant to this Agreement.
Section 7.04    Payments of Refunds, Credits and Reimbursements. If one Party receives a refund or credit of any Tax to which the other Party is entitled pursuant to Section 3.03, the Party receiving such refund or credit shall pay to the other Party the amount of such refund or credit pursuant to Section 7.05 less any Taxes payable by the recipient as a result of receiving such refund or credit. If one Party pays a Tax with respect to which the other Party is liable or responsible pursuant to Section 3.01 through Section 3.03, then the liable or responsible Party shall pay to the other Party the amount of such Tax pursuant to Section 7.05.
Section 7.05    Payments Under This Agreement. In the event that one Party (the “Owing Party”) is required to make a payment to another Party (the “Owed Party”) pursuant to this Agreement, then such payments shall be made according to this Section 7.05. For purposes of this Agreement, and solely with respect to payments made prior to the Distribution, a “payment” by an Owing Party to an Owed Party shall be treated as having been made upon an offset of intercompany account(s) of amounts otherwise owing by the Owed Party to the Owing Party in accordance with the Parties’ general practice of offsetting intercompany account(s); provided that the Owing Party shall provide prompt notice of such offset to the Owed Party with sufficient detail of the intercompany account(s) being offset.
(a)    In General. All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within ten (10) days after delivery of written notice of payment owing together with a computation of the amounts due.
(b)    Treatment of Payments. Unless otherwise required by any Final Determination, the Parties agree that any payments made by one Party to another Party pursuant to this Agreement (other than (i) payments for the Covisint Separate Tax Liability for any Post-Deconsolidation Period, (ii) payments of interest pursuant to Section 7.05(e), and (iii) payments of After-Tax Amounts pursuant to Section 7.05(d)) shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Deconsolidation Event and, accordingly, as not resulting in the recognition of taxable income by the recipient or as deductible by the payor.
(c)    Prompt Performance. All actions required to be taken (including payments) by any Party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.
(d)    After-Tax Amounts. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 7.05(e), payments to fund or refund Compuware Distribution Taxes to or from Covisint pursuant to Section 5.04(a), whether or not pursuant to a Final Determination) results in any Tax, the Party making such payment shall be liable for (i) the After-Tax Amount with respect to such payment and (ii) interest at the rate described in Section 7.05(e) on the amount of such Tax from the date such Tax accrues through the date of payment of such After-Tax Amount. A Party making a demand for a payment pursuant to this Agreement and for a payment of an After-Tax Amount with respect to such payment shall separately specify and compute such After-Tax Amount. However, a Party may choose not to specify an After-Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After-Tax Amount with respect to such payment.
(e)    Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the last day of such Payment Period. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which due.
ARTICLE VIII.
TAX PROCEEDINGS
Section 8.01    In General. Except as otherwise provided in this Agreement, (i) with respect to Tax Returns described in Section 2.01(a), Section 2.01(b), or Section 2.01(d), Compuware and (ii) with respect to Tax Returns described in Section 2.01(c) or Section 2.02, Covisint (in either case, the “Controlling Party”), shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Compuware, any Compuware Affiliate, Covisint, and/or any Covisint Affiliate in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Controlling Party’s rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Controlling Party.
Section 8.02    Participation of Non-Controlling Party. Except as otherwise provided in Section 8.04, the non-Controlling Party shall have control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Sole Responsibility Item (other than any Sole Responsibility Item with respect to Taxes for which Covisint and each Covisint Affiliate are jointly and severally liable under Section 3.01(a), in which case Covisint shall have the right to participate in, but not control, the Audit solely with respect to such Sole Responsibility Item). Except as otherwise provided in Section 8.04, the Controlling Party and the non-Controlling Party shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Joint Responsibility Item (other than any Sole Responsibility Item with respect to Taxes for which Covisint and each Covisint Affiliate are jointly and severally liable under Section 3.01(a), in which case Covisint shall have the right to participate in, but not have joint control, the Audit solely with respect to such Sole Responsibility Item). Except as otherwise provided in Section 8.04, the Controlling Party shall not settle any Audit it controls concerning a Tax Item on a basis that would reasonably be expected to adversely affect the non-Controlling Party by at least Fifty Thousand Dollars ($50,000) without obtaining such non-Controlling Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed if failure to consent would adversely affect the Controlling Party.
Section 8.03    Notice. Within ten (10) business days after a Party becomes aware of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such Party shall give prompt notice to the other Party of such issue (such notice shall contain factual information, to the extent known, describing any asserted tax liability in reasonable detail), and shall promptly forward to the other Party copies of all notices and material communications with any Taxing Authority relating to such issue. Notwithstanding any provision in Section 10.17 to the contrary, if a Party fails to provide the other Party notice as required by this Section 8.03, and the failure results in a detriment to the other Party then any amount that the other Party is otherwise required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.
Section 8.04    Control of Distribution Tax Proceedings. Compuware shall have the exclusive right, in its sole discretion, to control and contest any Audits relating to Distribution Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit; provided, however, that Compuware shall not settle any such audit with respect to Distribution Taxes with a Taxing Authority that would reasonably be expected to result in a material Tax cost to Covisint or any Covisint Affiliate, without the prior consent of Covisint, which consent shall not be unreasonably withheld, conditioned or delayed. Compuware’s rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item; provided, however, that to the extent that Covisint is obligated to bear at least fifty percent (50%) of the liability for any Distribution Taxes under Section 5.01, Compuware and Covisint shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment. Covisint may assume sole control of any Audits relating to Distribution Taxes if it acknowledges in writing that it has sole liability for any Distribution Taxes under Section 5.01 that might arise in such Audit and can demonstrate to the reasonable satisfaction of Compuware that it can satisfy its liability for any such Distribution Taxes. If Covisint is unable to demonstrate to the reasonable satisfaction of Compuware that it will be able to satisfy its liability for such Distribution Taxes, but acknowledges in writing that it has sole liability for any Distribution Taxes under Section 5.01, Covisint and Compuware shall have joint control over the Audit. Notwithstanding this Section 8.04, Compuware shall have the exclusive right, in its sole discretion, to control and contest any Audits to the extent relating to the Section 336(e) Election and to resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit to the extent relating to the Section 336(e) Election; provided Covisint may participate in any such Audit; and provided, further, that to the extent that any such Audits relate to the allocation in the asset allocation statement described in Section 5.04(d)(iii) hereof (and for the avoidance of doubt, not to the computation of the ADADP or ADSP by Compuware), Compuware shall not compromise or settle an issue without the prior written consent of Covisint, which shall not be unreasonably withheld, conditioned or delayed.
ARTICLE IX.
STOCK OPTIONS, STOCK APPRECIATION RIGHTS, ETC.
Section 9.01    In General.
(c)    Except as set forth in Section 9.01(b) and Section 9.01(c), the Parties hereto agree that Compuware shall be entitled to any Tax Benefit arising by reason of any Compuware Compensation Items. The Parties hereto agree (i) to report all Tax deductions with respect to such Compuware Compensation Items consistently with this Section 9.01(a), to the extent permitted by the Tax law, and (ii) that, so long as Covisint continues to be a member of the Affiliated Group of which Compuware is the common parent, such Tax deductions shall not be considered Tax deductions of Covisint or any Covisint Affiliate for purposes of computing the Covisint Separate Tax Liability or Covisint Separate Tax Assets or Taxes related to the Covisint Business.
(d)    The Parties hereto agree that, so long as Covisint continues to be a member of the Affiliated Group of which Compuware is the common parent, Covisint shall be entitled to any Tax Benefit arising by reason of any Covisint Compensation Items. The Parties hereto agree (i) to report all Tax deductions with respect to such Covisint Compensation Items consistently with this Section 9.01(b), to the extent permitted by the Tax law, and (ii) that such Tax deductions shall be considered Tax deductions of Covisint or any Covisint Affiliate for purposes of computing the Covisint Separate Tax Liability or Covisint Separate Tax Assets or Taxes related to the Covisint Business.
(e)    The Parties hereto agree that, once Covisint ceases to be a member of the Affiliated Group of which Compuware is the common parent, Covisint shall be entitled to any Tax Benefit arising by reason of any Covisint Compensation Items. The Parties hereto agree to report all Tax deductions with respect to such Covisint Compensation Items consistently with this Section 9.01(c), to the extent permitted by the Tax law.
Section 9.02    [Intentionally Omitted.]
Section 9.03    Notices, Withholding, Reporting. Compuware shall promptly notify Covisint of any post-Deconsolidation Event action giving rise to income to any Covisint Employee or Former Covisint Employee in connection with Covisint Compensation Items related to Options, stock, restricted stock units, performance share units, or, options under employee stock purchase plans, in each case with respect to Compuware stock, if Compuware has knowledge of such action. If required by the Tax law, Covisint shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith. If Section 9.01(c) applies, then Covisint shall promptly notify Compuware of any post-Deconsolidation Event action giving rise to income to any Covisint Employee or Former Covisint Employee in connection with Covisint Compensation Items related to Compuware Options, Compuware stock, Compuware performance share units, Compuware restricted stock units, or options under Compuware’s employee stock purchase plans, if Covisint has knowledge of such action.  If required by the Tax law, Compuware shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith.
Section 9.04    Adjustments. If Covisint or any Covisint Affiliate as a result of a Final Determination or any settlement or compromise with any Taxing Authority receives any Tax Benefit to which Compuware is entitled under Section 9.01, Covisint shall pay the amount of such Tax Benefit to Compuware. If Compuware or any Compuware Affiliate as a result of a Final Determination or any settlement or compromise with any Taxing Authority receives any Tax Benefit to which Covisint is entitled under Section 9.01, Compuware shall pay the amount of such Tax Benefit to Covisint.
ARTICLE X.
MISCELLANEOUS PROVISIONS
Section 10.01    Effectiveness. This Agreement shall become effective upon execution of the Parties hereto.
Section 10.02    Disclaimer of Damages. IN NO EVENT SHALL ANY MEMBER OF THE COMPUWARE GROUP OR COVISINT GROUP BE LIABLE TO ANY OTHER MEMBER OF THE COMPUWARE GROUP OR COVISINT GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY'S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN THIS AGREEMENT OR IN ANY INTERCOMPANY AGREEMENT.
Section 10.03    Cooperation and Exchange of Information.
(a)    Cooperation. Covisint and Compuware shall each cooperate fully (and each shall cause its respective Affiliates to cooperate fully) with all reasonable requests from another Party for information and materials not otherwise available to the requesting Party in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement or in connection with the determination of a liability for Taxes or a right to a refund of Taxes. Such cooperation shall include:
(i)    the retention until the expiration of the applicable statute of limitations, and the provision upon request, of copies of all Tax Returns, books, records (including information regarding earnings and profits, ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;
(ii)    the execution of any document that may be necessary or reasonably helpful in connection with any Tax Proceeding, or the filing of a Tax Return or refund claim by Compuware or a Compuware Affiliate or Covisint or a Covisint Affiliate, including certification, to the best of a Party’s knowledge, of the accuracy and completeness of the information it has supplied;
(iii)    the use of the Party’s reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each Party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters; and
(iv)    [Intentionally Omitted.]
(b)    Retention of Records. Any Party that is in possession of documentation of Compuware (or any Compuware Affiliate) or Covisint (or any Covisint Affiliate) relating to the Covisint Business, including books, records, Tax Returns and all supporting schedules and information relating thereto (the “Covisint Business Records”) shall retain such Covisint Business Records for a period of seven (7) years following the IPO Date. Thereafter, any Party wishing to dispose of Covisint Business Records in its possession (after the expiration of the applicable statute of limitations), shall provide written notice to the other Party describing the documentation proposed to be destroyed or disposed of sixty (60) business days prior to taking such action. The other Party may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60) day period.
Section 10.04    Dispute Resolution. In the event that Compuware and Covisint disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the Parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, Compuware and Covisint shall jointly retain a nationally recognized law or accounting firm, which firm is independent of both Parties (the “Independent Firm”), to resolve the dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all Parties involved. Following the decision of the Independent Firm, Compuware and Covisint shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne equally by Compuware and Covisint, except that if the Independent Firm determines that the position advanced by either Party is frivolous, has not been asserted in good faith or for which there is not substantial authority, one hundred percent (100%) of the fees and expenses of the Independent Firm shall be borne by such Party. Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 10.04 shall not be applicable to any disagreement between the Parties relating to Distribution Taxes (including pursuant to the Section 336(e) Election) and any such dispute shall be settled in a court of law or as otherwise agreed to by the Parties.

Section 10.05    Notices. Notices, offers, requests or other communications required or permitted to be given by either Party pursuant to the terms of this Agreement shall be given in writing to the respective Parties to the following addresses:

If to Compuware or any Compuware Affiliate, to the VP of Taxes of Compuware, at:

Compuware Corporation
One Campus Martius
Detroit, Michigan 48226-5099
Attention: Michael Lax

Facsimile: (313) 227-9569
Email: Michael.Lax@compuware.com

If to Covisint or any Covisint Affiliate, to the Chief Financial Officer, at:

Covisint Corporation
One Campus Martius
Detroit, Michigan
Attention: Enrico Digirolamo

Facsimile: (313) 961-5610
Email: enrico.digirolamo@covisint.com

or to such other address or facsimile number as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by facsimile or email, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile, email or similar electronic transmission method; one working day after it is sent, if sent by recognized overnight courier; and three days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.
Section 10.06    Changes in Law.
(a)    Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.
(b)    If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.
Section 10.07    Confidentiality and Privileged Matters. Any information exchanged in connection with this Agreement shall be subject to the terms of Sections 5.6 and 5.7 of the Master Separation Agreement.
Section 10.08    Successors. This Agreement shall be binding on and inure to the benefit and detriment of any successor, by merger, acquisition of assets or otherwise, to any of the Parties hereto, to the same extent as if such successor had been an original Party.
Section 10.09    Affiliates. Compuware shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Compuware Affiliate, and Covisint shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Covisint Affiliate; provided, however, that, if it is contemplated that an Compuware Affiliate may cease to be a Compuware Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the Compuware Group to the shareholders of Compuware, then (a) Covisint shall execute a release of such Compuware Affiliate from its obligations under this Agreement effective as of such transfer; provided that Compuware shall have confirmed in writing its obligations and the obligations of its remaining Compuware Affiliates with respect to their own obligations and the obligations of the departing Compuware Affiliate and that such departing Compuware Affiliate shall have executed a release of any rights it may have against Covisint or any Covisint Affiliate by reason of this Agreement, or (b) Compuware shall acknowledge in writing no later than thirty (30) days prior to such cessation that it shall bear one hundred percent (100%) of the liability for the obligations of Compuware and each Compuware Affiliate (including the departing Compuware Affiliate) under this Agreement.
Section 10.10    [Intentionally Omitted.]
Section 10.11    Entire Agreement. This Agreement contains the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any prior written or oral or contemporaneous written or oral tax sharing agreements or understandings between Compuware (or any Compuware Affiliate) and Covisint (or any Covisint Affiliate) and such prior written or oral or contemporaneous written or oral tax sharing agreements or understandings shall have no further force and effect. If, and to the extent, the provisions of this Agreement conflict with any agreement entered into in connection with the Distribution or Deconsolidation Event, the provisions of this Agreement shall prevail.
Section 10.12    Governing Law and Jurisdiction. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and shall be governed by the laws of the State of Michigan applicable to contracts made and to be performed entirely in such State (without giving effect to the conflicts of laws provisions thereof).
Section 10.13    Counterparts. This Agreement, including any Schedules hereto and any other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
Section 10.14    Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each member of the Compuware Group and each member of the Covisint Group. Neither Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided, however, either Party may assign this Agreement to a successor entity formed solely in connection with such Party's reincorporation in another jurisdiction or into another business form.
Section 10.15    Severability. If any term or other provision of this Agreement or the Schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.
Section 10.16    No Third Party Beneficiaries. This Agreement is solely for the benefit of Compuware, the Compuware Affiliates, Covisint and the Covisint Affiliates. This Agreement should not be deemed to confer upon third Parties any remedy, claim, liability, reimbursement, cause of action or other rights in excess of those existing without this Agreement.
Section 10.17    Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 10.18    Authority. Each of the Parties represent to the other Party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.
Section 10.19    Setoff. All payments to be made by any Party under this Agreement may be netted against payments due to such Party under this Agreement or paid through offset of intercompany account(s) as set forth in Section 7.05, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.
Section 10.20    Other Remedies. Covisint recognizes that any failure by it or any Covisint Affiliate to comply with its obligations under ARTICLE V would, in the event of the Distribution, result in Distribution Taxes that would cause irreparable harm to Compuware, Compuware Affiliates, and their shareholders. Accordingly, Compuware shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Compuware is entitled at law or in equity.
Section 10.21    Amendment. This Agreement may only be amended by a written agreement executed by both Parties hereto.
Section 10.22    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
Section 10.23    Interpretation. The headings contained in this Agreement, in any Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule hereto but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement.
Section 10.24    Incorporation by Reference. All Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have caused this Second Amended and Restated Tax Sharing Agreement to be signed by their duly authorized representatives as of the date first set forth above, but effective as of the date hereof.
COMPUWARE CORPORATION
on behalf of itself and each of the
Compuware Affiliates

By:    __/s/ Daniel S. Follis, Jr. ________
Name:    Daniel S. Follis, Jr.

Title:	Senior Vice President, General Counsel & Secretary

COVISINT CORPORATION
on behalf of itself and each of the
Covisint Affiliates

By:    __/s/ Enrico Digirolamo__________
Name:    Enrico Digirolamo

Title:	Chief Financial Officer

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